IMAGEWARE SYSTEMS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of January 1, 2013 (the “Effective Date”), by and between Wayne Wetherell. (the “Executive”) and ImageWare Systems, Inc., a Delaware corporation (the “Company”).  Executive and the Company are collectively referred to as the “Parties.”

RECITALS

A.

WHEREAS, Executive is currently employed by the Company as its Senior Vice President and Chief Financial Officer and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

B.

WHEREAS, the Company wishes to provide this Agreement in recognition of the unique and extraordinary past contributions of Executive and as additional inducement for the Executive to remain in the ongoing employ of the Company;

C.

WHEREAS, the Board believes that it is in the best interests of the Company and its shareholders to provide the Executive with an incentive to continue his employment and to maximize the value of the Company in the future for the benefit of its shareholders; and

D.

WHEREAS, in order to provide the Executive with enhanced financial security and sufficient encouragement to remain with the Company, the Board believes that it is imperative to provide the Executive with certain employment terms and severance benefits.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the Parties agree as follows:

1.

Revocation of All Previous Agreements.  The Parties agree that this Agreement operates to revoke and replace all previous agreements relating to Executive’s employment by the Company.

2.

Employment.  The Company hereby agrees to continue employing Executive.  Executive hereby agrees to accept such continuing employment, and agrees to continue performing services for the Company, upon the terms and conditions set forth in this Agreement.

3.

Term of Agreement.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until December 31, 2013; provided, however, that

(a)

if the payment of Severance Benefits has been triggered pursuant to this Agreement, the Term shall expire on the date that all obligations of the Parties hereto under this Agreement have been satisfied;

(b)

if a Change of Control has occurred, the Term shall not expire until the later of (A) the first anniversary of the Effective Date, or (B) the last day of the thirteenth (13th) month following the close of a Change of Control (unless Severance Benefits are triggered prior to such time) or

(c)

if Executive’s employment with the Company is terminated by the Company for Cause or Executive voluntarily terminates employment, then the Term shall expire as of the date of such termination.

(d)

the Term shall expire upon Executive’s death, if it occurs prior to December 31, 2013.

4.

Position and Duties.

(a)

Duties.  During his employment by the Company, Executive shall serve as a full-time employee.  Employee’s primary responsibilities shall be to serve as Senior Vice President and Chief Financial Officer.  The Company may make and enforce any reasonable terms and conditions of employment not contrary to this Agreement, which also shall govern the employment of Employee.

(b)

No Conflicting Duties.  Executive shall devote his entire productive time, ability, and attention to the operations of the Company during his employment.  Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during his employment by the Company, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

(c)

General Obligations.  Executive shall abide by the Company’s policies and procedures.  Executive shall conduct himself in a professional manner at all times when acting as a representative of Company, and in accordance with the highest standards of honesty, integrity, fair dealing, and ethical conduct.  Executive shall do nothing which would be reasonably likely to discredit, dishonor, reflect adversely upon, or in any manner injure the reputation of the Company or impair its goodwill.  Executive shall immediately notify the Board of Directors of any complaint (informal or formal) against Executive or the Company or any legal proceeding, whether criminal, civil, or administrative, brought against Executive or the Company.  Executive shall, immediately upon receipt of any inquiry from the Securities and Exchange Commission, any state securities regulatory authority, any state insurance department or any other regulatory body, forward a copy of such inquiry to the Board of Directors.

(d)

Competitive Activities.  During the term of this Agreement, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, member, manager, officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company or any Affiliate.  This Agreement shall not be interpreted to prohibit Executive from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement.  However, Executive shall not directly or indirectly, acquire, hold, or retain any interest in any business competing with or similar in nature to the business of the Company or any Affiliate.

(e)

Hours Worked.  Executive is a managerial employee.  As such, the hours worked by Executive may vary considerably, and will sometimes exceed 40 hours per week.  As an exempt employee, Executive shall not be entitled to additional compensation for hours worked in excess of 40 hours per week.

5.

Employment Compensation and Benefits.  During the Term of this Agreement, Executive shall receive the benefits set forth in Exhibit A, attached hereto and incorporated by reference herein.

6.

Compensation upon Termination.  Executive shall be entitled to the following payments, if any, upon the termination of his employment by the Company.

(a)

Resignation.  In the event Executive resigns from the Company voluntarily, Executive shall be entitled to receive Executive’s then current Salary accrued through the effective date of termination, plus accrued but unused paid time off (PTO) hours.

(b)

With Cause.  In the event Executive is terminated by the Company for Cause as defined in Paragraph 9(b). The Company shall pay to Executive the current Salary accrued through the effective date of termination, plus accrued but unused PTO.

(c)

Without Cause.  In the event Executive is terminated by the Company without Cause as defined in Paragraph 9(b), the Company shall pay to Executive the current Salary accrued through the effective date of termination, accrued but unused PTO, and, subject to compliance with Paragraph 6(d), Executive shall be entitled to the severance benefits set forth in Paragraph 7.

(d)

Conditions to Receipt of Severance Payments.

(i)

Release of Claims.  The receipt of any severance payment or other benefits pursuant to Paragraph 7 is subject to Executive signing and not revoking a general release of claims in a form reasonably acceptable to the Company (the “Release”), which must be signed no later than the 30th day following the termination of employment allowing the Release to become effective no later than 38 days following the termination of employment (the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance payments or benefits under Paragraph 7.  No severance payments and benefits under Paragraph 7 will be paid or provided until the Release Deadline, and any such severance payments and benefits otherwise payable between the date of Executive’s termination of employment and the Release Deadline will be paid on the Release Deadline.

(ii)

Post-Termination Obligations.  Executive’s receipt of any payments or other benefits pursuant to this Agreement will be subject to Executive continuing to comply with the terms of this Agreement which survive the termination of Executive’s employment.

7.

Severance Benefits

(a)

Termination Without Cause.  Subject to compliance with Paragraph 6(d), in the event that Executive is terminated without Cause as defined by Paragraph 9(b),  other than as set forth in Paragraph 7(b), at any time during the Term of this Agreement, then Executive shall be entitled to the following Severance Benefits:

(i)

Six (6) months of Executive’s Base Salary in effect as of the day of such termination, less applicable withholding, payable in a lump sum on the thirtieth (30th) day following the Release Deadline as defined in Paragraph 6(d)(i);

(ii)

50% of all stock options and restricted stock, taken collectively, granted by the Company to the Executive prior to the termination of Executive’s employment that are then unexercisable or unvested shall become fully vested and, if applicable, exercisable as of the date of the termination of Executive’s employment.  For purposes of calculating the 50% threshold set forth above, the following order shall be adhered to (i) restricted shares shall vest (i.e., any Company right of repurchase shall lapse) first, until the 50% collective threshold has been met, and, if the 50% collective threshold has not been met, (ii) options shall vest and become exercisable second, starting with the earliest granted options, until the 50% collective threshold has been met;

(iii)

For a period of up to six (6) months following the termination of Executive’s employment with the Company, the Company shall pay, either directly or as a reimbursement to Executive, for Executive’s COBRA-eligible health insurance benefits (medical/dental/vision), including payments made to an individual plan or pursuant to COBRA or Cal COBRA provided that:

(1)

The Company’s obligation to pay for health insurance benefits will be limited to a monthly amount not to exceed the monthly amount that the Company had paid for Executive’s health benefits at the time of termination of his employment, provided that:

(2)

If such payment is to be made as a reimbursement to Executive rather than as a direct payment to the provider of the health insurance benefits, such payment shall be due within thirty (30) days of receipt of satisfactory proof of Executive’s payment of said amounts;

(3)

Executive’s entitlement to payment  or reimbursement pursuant to this Paragraph shall terminate upon Executive becoming eligible to participate in an employer-sponsored health plan.

(b)

Termination Without Cause in the Context of a Change of Control. Subject to compliance with Paragraph 6(d), in the event that Executive is terminated Without Cause as defined by Paragraph 9(b) during the Term of this Agreement and within six (6) months prior to or within thirteen (13) months after the consummation of a Change in Control as defined by Paragraph 9(c), then Executive shall be entitled to the following Severance Benefits:

(i)

Six (6) months of Executive’s Base Salary in effect as of the day of such termination, less applicable withholding, payable in a lump sum on the thirtieth (30th) day following the Release Deadline as defined in Paragraph 6(d)(i);

(ii)

all stock options granted by the Company to the Executive prior to the Change of Control shall become fully vested and exercisable as of the date of the termination of Executive’s employment to the extent such stock options are outstanding and unvested unexercisable at the time of such termination and all stock held by Executive subject to a right of repurchase by the Company (or its successor) that was purchased by the Executive prior to the Change of Control shall have such right of repurchase lapse with respect to all such shares as of the date of such termination; and

(iii)

For a period of up to six (6) months following the termination of Executive’s employment with the Company, the Company shall pay, either directly or as a reimbursement to Executive, for Executive’s COBRA-eligible health insurance benefits (medical/dental/vision),  including payments made to an individual plan or pursuant to COBRA or Cal COBRA provided that:

(1)

The Company’s obligation to pay for health insurance benefits will be limited to a monthly amount not to exceed the monthly amount that the Company had paid for Executive’s health benefits at the time of termination of his employment, provided that:

(2)

If such payment is to be made as a reimbursement to Executive rather than as a direct payment to the provider of the health insurance benefits, such payment shall be due within thirty (30) days of receipt of satisfactory proof of Executive’s payment of said amounts;

(3)

Executive’s entitlement to payment  or reimbursement pursuant to this Paragraph shall terminate upon Executive becoming eligible to participate in an employer-sponsored health plan.

8.

Limitation on Payments.

(a)

In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, Executive shall have the sole authority to elect (by delivering of printed notice to the Company within twenty (20) days of any termination) whether Executive’s benefits under this Agreement shall be either:

(i)

delivered in full, or

(ii)

delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax.

(b)

Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by a mutually agreed independent public accounting firm or other independent third party (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

(c)

Non-Duplication of Benefits. Executive is not eligible to receive benefits under this Agreement more than one time.

9.

Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)

Base Salary. “Base Salary” shall have the meaning set forth in Exhibit A.

(b)

Cause. “Cause” shall mean any of the following:

(i)

Commission of a criminal act or an act of fraud, embezzlement, breach of trust or other act of gross misconduct.

(ii)

Violation of policies or rules of the Company.

(iii)

Refusal to follow the direction given by the Company from time to time or breach of any covenant or obligation under this Agreement or other agreement with the Company.

(iv)

Neglect of duty.

(v)

Misappropriation, concealment, or conversion of any money or property of the Company.

(vi)

Intentional damage or destruction of property of the Company.

(vii)

Reckless conduct which endangers the safety of other persons or property during the course of employment or while on premises leased or owned by the Company.

(viii)

Breach of any obligation or requirement set forth in this Agreement.

(c)

Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i)

the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

(ii)

the consummation of a merger, consolidation, reorganization, or similar transaction other than a transaction: (1) in which substantially all of the holders of the Company’s Voting Stock hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company);

(iii)

there is consummated a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license, or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other disposition; or

(iv)

individuals who, on the date this Plan is adopted by the Board, are Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; provided, however, that if the appointment or election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

(d)

Code. “Code” means the Internal Revenue Code of 1986, as amended.

10.

Successors.

(a)

Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets (including any parent company to the Company) which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)

Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by Executive’ s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11.

Notices.

(a)

General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (if to the Company, addressed to its Secretary at the Company’s principal place of business on a non-holiday weekday between the hours of 9 a.m. and 5 p.m.; if to Executive, via personal service to his last known residence) or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.

(b)

Notice of Termination. Any termination by the Company for Cause or by the Executive as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice). The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall waive any right of the Executive hereunder and preclude the Executive from later asserting such fact or circumstance in enforcing his rights hereunder.

12.

Code Section 409A. The parties agree to amend this Agreement to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A and any temporary or final Treasury Regulations and IRS guidance thereunder.

13.

Miscellaneous Provisions.

(a)

Entire Agreement.  This Agreement and contains the entire agreement of the Parties relating to the subject matter hereof and thereof, and supersede all prior agreements and understandings with respect to such subject matter.  The Parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein or therein.  In particular, there is no agreement, express or implied, for any specific period of employment, nor for continuing long-term employment.  In the event of any inconsistency between the provisions of this Agreement and the Company’s policies and procedures, the provisions of this Agreement shall be controlling.

(b)

Interpretation.  This Agreement shall not be interpreted against a party by virtue of such party’s participation in the drafting of the Agreement or any provisions herein.

(c)

Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets, or (iii) to any affiliate.  Upon such assignment by the Company, the Company shall obtain the assignee’s written agreement enforceable by Executive to assume and perform, from and after the date of such assignment, the terms, conditions and provisions imposed by this Agreement upon the Company.  After any such assignment by the Company and such written agreement by the assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement, including this section.

(d)

Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

(e)

Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)

Integration. This Agreement and any outstanding stock option agreements and restricted stock purchase agreements represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to any conflict between this Agreement and any stock option agreement or restricted stock purchase agreement this Agreement shall prevail.

(g)

Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(h)

Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(i)

Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(j)

Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, and may be delivered by facsimile or other electronic means, but all of which shall be deemed originals and taken together will constitute one and the same Agreement.

(k)

Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(l)

Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

***IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:

IMAGEWARE SYSTEMS, INC.

By: /s/ James Miller

Title: /s/ Chief Executive Officer

EXECUTIVE:

/s/ Wayne Wetherell

Wayne Wetherell

EXHIBIT A

COMPENSATION AND BENEFITS

I.

Compensation and Benefits. Executive’s compensation and other benefits under this Agreement shall be as follows:

A.

Base Salary. The Company shall pay to Executive a minimum semi-monthly base salary (the “Base Salary”) of $8,638.86 during the Term of this Agreement.

B.

Bonus. In addition to his Base Salary, Executive shall be eligible to participate in any Company Bonus Plan, adopted from time to time by the Board of Directors.

C.

Stock Options. The Board shall consider in good faith, additional equity grants (in the form of options and/or Restricted Shares and/or other means) to Executive in an amount to be determined, in good faith, based on market conditions and the performance of the Company during the preceding year. The Option and/or Restricted Shares shall be subject to the terms, definitions and provisions of the ImageWare Systems, Inc. Amended and Restated 1999 Stock Option Plan (or any successor to that plan) and an applicable option agreement between the Company and Executive, which documents are incorporated herein by reference.

D.

Expenses. Executive is authorized to incur reasonable expenses in connection with the business of the Company, including expenses for entertainment, travel and similar matters.  The Company will reimburse Executive for such expenses upon presentation by Executive of such accounts and records as the Company shall from time to time reasonably require.

E.

Group Insurance. Major medical health insurance and disability insurance which shall provide not less than two-thirds of Executive’s then current Base Salary in disability payments commencing three months after permanent or partial disability occurs and life group or term life insurance in an amount equal to two (2) times Executive’s then current Base Salary.

F.

Employee Benefit Plans. Participation in any other employee benefit plans now existing or hereafter adopted by the Company for its employees.

G.

Paid Time Off. Executive shall be entitled to paid time off pursuant to the Company’s policy as set forth in the Employee Handbook.

II.

Indemnification. The Company shall indemnify the Executive as an officer of the Company to the maximum extent allowed under the laws of California to the extent that they are not inconsistent with the Company’s Articles of Incorporation or Bylaws with respect to such subject matter.